Exhibit 99.1

Exicure, Inc. Received Nasdaq Delinquency Notice on Late Filing of its Form 10-Q

Redwood City, CA (BUSINESS WIRE) — May 28, 2025 — Exicure, Inc. (“Exicure” or the “Company”) (Nasdaq: XCUR), announced today it received a notice of non-compliance from Nasdaq Stock Market LLC (“Nasdaq”) on May 21, 2025 notifying the Company that, as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q by May 20, 2025 for the quarterly period ended March 31, 2025 (the “Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires listed companies to timely file all periodic financial reports with the U.S. Securities and Exchange Commission (the “SEC”).

Under Nasdaq’s listing rules, Exicure has 60 calendar days to submit a plan to regain compliance. If the plan is accepted by Nasdaq, the Company can be granted up to 180 calendar days from the Form 10-Q due date, or until November 17, 2025, to regain compliance.

The Company is working diligently to complete its Form 10-Q and intends to file the Form 10-Q as soon as practicable to regain compliance with the Rule.

About Exicure

Exicure, Inc. (Nasdaq: XCUR) is a clinical-stage biotechnology company developing therapies to address key challenges in hematologic diseases. The company’s lead program, GPC-100, is being evaluated for its ability to improve stem cell mobilization in multiple myeloma, sickle cell disease, and in support of cell and gene therapy. It is also being studied as a potential chemosensitizing agent in acute myeloid leukemia (AML). For more information, visit www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to, statements regarding: the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value, the timing of the equity investment closing and potential additional equity investment and the Nasdaq Hearings Panel process and potential results. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 18, 2025, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Sarah Ellinwood, PhD
Kendall Investor Relations
sellinwood@kendallir.com

###

2